Schedule 13E-4 Exhibit (g)(4)

                   SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA

                                    FORM 10-Q

                                      INDEX

DESCRIPTION
                                                                           PAGE
Part I.   FINANCIAL INFORMATION                                            ----

Item 1.   Financial Statements:

            1.    Consolidated Statements of Financial
                  Condition as of September 30, 1996 (Unaudited)
                  and June 30, 1996                                          3

            2.    Consolidated Statements of Operations [Unaudited),
                  Three months ended September 30,1996
                  and 1995                                                   4

            3.    Consolidated Statements of Cash Flow (Unaudited),
                  Three months ended September 30,1996 and 1995              5

            4.    Notes to Unaudited Consolidated Financial
                  Statements                                               6-7

Item 2.   Management's Discussion and Analysis of
          Financial Condition and Results of Operations                   8-20

Part II.  OTHER INFORMATION                                                 21

SIGNATURE PAGE                                                              22


           SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                    SEPT. 30,
                                                                                      1996        JUNE 30,
                                                                                   (UNAUDITED)       1996
                                                                                   ----------     ---------
                                      ASSETS                                             (In thousands)

Cash and cash equivalents:
 Cash and amounts due from depository institutions                                  $   4,588      $  1,260
 Interest-earning deposits                                                              1,430           622
                                                                                   ----------     ---------
   Total cash and cash equivalents                                                      6,018         1,882
                                                                                   ----------     ---------
Repurchase agreements                                                                  15,000
Federal Home Loan Bank Stock                                                            3,075         3,875
Loans receivable:
 In portfolio                                                                         330,781       320,828
 Held for sale, sold under commitments                                                  4,208         6,730
                                                                                   ----------     ---------
   Total loans receivable, net                                                        334,989       327,558
                                                                                   ----------     ---------
Mortgage-backed securities available for sale                                          18,196        18,391
Loan servicing assets:
 Purchased mortgage servicing rights                                                    9,396         9,525
 Originated mortgage servicing rights                                                     747           834
 Premiums on the sale of loans                                                          1,311         1,359
                                                                                   ----------     ---------
   Total loan servicing assets                                                         11,454        11,718
                                                                                   ----------     ---------
Accrued interest and dividends receivable                                               3,065         3,042
Real estate owned, net                                                                    245           261
Amounts due from purchasers of loans and loan servicing rights                            128        19,883
Office properties and equipment                                                         6,787         6,640
Other assets                                                                           10,446         9,319
                                                                                   ----------     ---------
                                                                                    $ 409,403     $ 402,569
                                                                                   ==========     =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                            $ 298,461     $ 301,201
Advances by borrowers for taxes and insurance                                           4,063         3,138
Advances from Federal Home Loan Bank and other borrowings                              73,310        68,500
Deferred income taxes                                                                       0           107
Principal and interest payable on loans serviced for others                               105           274
Other liabilities                                                                       8,794         3,811
                                                                                   ----------     ---------
  Total liabilities                                                                   384,733       377,031
                                                                                   ----------     ---------

Commitments and contingencies
Stockholders' equity:
Preferred stock - $5.00 par value; 1,000,000 shares authorized;
 920,000 shares issued and outstanding                                                  4,600         4,600
Common stock - $1.10 par value; 5,000,000 shares authorized; 2,197,930 shares
 and 1,996,930 shares, respectively, issued and outstanding                             2,418         2,197
Additional paid-in capital                                                             17,657        17,295
Retained earnings                                                                         301         1,642
                                                                                   ----------     ---------
                                                                                       24,976        25,734

Unrealized gain (loss) on mortgage-backed securities available for sale, net of
 deferred income taxes                                                                   (306)         (196)
                                                                                   ----------     ---------
   Total stockholders' equity                                                          24,670        25,538
                                                                                   ----------     ---------
                                                                                    $ 409,403     $ 402,569
                                                                                   ==========     =========

   The accompanying notes are an integral part of these financial statements.


           SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                                  1996        1995
                                                               --------    --------
                                                        (In thousands, except per share data)

Interest income:
 Loans                                                          $ 6,600     $ 3,138
 Mortgage-backed securities                                         379       2,738
 Repurchase agreements and investments                              256         561
 Premiums on the sale of loans                                       30          34
 Other                                                               48         299
                                                               --------    --------
                                                                  7,313       6,770
                                                               --------    --------
Interest expense:
 Deposits                                                         3,442       3,981
 Short-term borrowings                                              972         614
 Long-term borrowings                                                25
                                                               --------    --------
                                                                  4,439       4,595
                                                               --------    --------
Net interest income before provision for loan losses              2,874       2,175
Provision for loan losses                                            12
                                                               --------    --------
Net interest income after provision for loan losses               2,862       2,175
                                                               --------    --------
Other income (expense):
 Loan servicing fees                                              1,412       1,536
 Amortization of loan servicing assets                             (466)       (300)
                                                               --------    --------
 Loan servicing income                                              946       1,236
 Gains on the sale of loans and loan servicing assets, net          222          14
 Gains on the sale of mortgage-backed securities, net                         1,213
 Other                                                              226         277
                                                               --------    --------
                                                                  1,394       2,740
                                                               --------    --------
Non-interest expenses:
 Employee compensation and benefits                               1,715       1,627
 Occupancy and equipment                                            739         731
 Provision for losses on real estate                                 16
 Other                                                            1,161       1,437
 Assessment to recapitalize Savings Association Insurance Fund    2,317
                                                               --------    --------
                                                                  5,948       3,795
                                                               --------    --------
Income before taxes                                              (1,692)      1,120
(Benefit from) provision for income taxes                          (626)        414
                                                               --------    --------
Net (loss) income                                              $ (1,066)    $   706
                                                               ========    ========

Net (loss) income                                                (1,066)        706
Preferred stock dividends                                           276         276
                                                               --------    --------
(Loss) earnings available to common stockholders                $(1,342)    $   430
                                                               ========    ========
(Loss) earnings per common share:
 Primary                                                        $ (0.62)    $  0.20
 Fully diluted                                                  $ (0.62)    $  0.19
Weighted-average common and common equivalent shares:
 Primary                                                          2,160       2,140
 Fully diluted                                                    3,710       3,680


   The accompanying notes are an integral part of these financial statements.


           SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (UNUADITED)

                                                                                                 THREE MONTHS ENDED
                                                                                                    SEPTEMBER 30

                                                                                                  1996            1995
                                                                                              ---------        ---------
    CASH FLOWS FROM OPERATING ACTIVITIES:                                                            (IN THOUSANDS)
    Net (loss) income                                                                         $  (1,065)       $     706
    Adjustments to reconcile net income to net cash provided by (used in)
        operating activities:
     Depreciation and amortization of office properties and equipment                               296              283
     (Benefit from) provision for income taxes                                                     (626)             414
     Accretion of deferred loan fees                                                                (61)             (45)
     Amortization of purchased and originated mortgage servicing rights                             379              255
     Amortization of premiums on the sale of loans                                                   48               45
     Amortization of discounts and premiums, net                                                     67             (136)
     Net decrease (increase) in loans receivable held for sale                                    2,532           (2,304)
     Provision for loan losses                                                                       12
     Provision for losses on real estate                                                             16
     Net decrease in amounts due from purchasers of loans and loan servicing rights              19,755              254
     Increase in amounts due for purchases of mortgage securities                                                 48,634
     Gains on the sale of loans and loan servicing assets, net                                     (222)             (14)
     Gains on the sale of mortgage-backed securities                                                              (1,212)
     Increase in accrued interest and dividends receivable                                          (23)            (496)
     Increase in other assets                                                                   ( 1,135)            (231)
     Increase (decrease) in other liabilities                                                     5,398           (3,412)
     Other                                                                                            8                8
                                                                                              ---------        ---------
    Net cash provided by (used in) operating activities                                          25,379           42,749
                                                                                              ---------        ---------
    CASH FLOWS FROM INVESTING ACTIVITIES:
     Net increase in loans receivable in portfolio                                               (9,909)         (34,379)
     Principal repayments of mortgage-backed securities                                              20            4,361
     Purchase of mortgage-backed securities                                                                     (149,307)
     Proceeds from sales of mortgage-backed securities                                                           117,158
     Purchase of repurchase agreements                                                          (15,000)      (1,870,000)
     Proceeds from maturities of repurchase agreements                                                         1,935,000
     Capital (expenditures) dispositions, net                                                      (443)            (115)
     (Decrease) increase in originated mortgage servicing rights                                     45              (68)
     Payments for purchased mortgage servicing rights                                              (208)
     Proceeds from sales of purchased servicing rights and premiums on the sale of loans            150
     Proceeds from sale of real estate owned                                                                         285
     Purchase of Federal Home Loan Bank stock                                                     2,900
     Proceeds from redemption of Federal Home Loan Bank stock                                    (2,100)
                                                                                              ---------        ---------
    Net cash provided by (used in) investing activities                                         (24,545)           2,935
                                                                                              ---------        ---------
    CASH FLOWS FROM FINANCING ACTIVITIES:
     Net decrease in deposits                                                                    (2,740)         (21,529)
     Increase in advances by borrowers for taxes and insurance                                      925              318
     Advances from Federal Home Loan Bank                                                       108,500
     Repayments of advances and other borrowings from Federal Home Loan Bank, net              (118,000)
     Proceeds from (repayments of) other borrowings, NET                                         14,310          (63,623)
     Proceeds from issuance of common stock                                                         583               14
     Cash dividends paid on preferred stock                                                        (276)            (276)
                                                                                              ---------        ---------
    Net cash (used in) provided by financing activities                                           3,302          (85,096)
                                                                                              ---------        ---------
    Net (decrease) increase in cash and cash equivalents                                          4,136          (39,412)
    Cash and cash equivalents at beginning of period                                              1,882           43,770
                                                                                              ---------        ---------
    Cash and cash equivalents at end of period                                                $   6,018          $ 4,358
                                                                                              ---------        ---------
    Supplemental disclosures of cash flow information:
     Cash paid for interest                                                                   $   4,293          $ 4,867
     Cash paid for income taxes, net of refunds received                                           -0-                 1
    Supplemental non-cash activities:
     REO obtained through foreclosure                                                        $     -0-           $  -0-

   The accompanying notes are an integral part of these financial statements.

                   SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

( 1 ) ACCOUNTING PRINCIPLES

            The unaudited interim consolidated financial statements of Suncoast Savings and Loan Association, FSA ("Suncoast") presented herein should be read in conjunction with the audited consolidated financial statements of Suncoast for the fiscal year ended June 30, 1996 and the footnotes to such statements.

            The Consolidated Statement of Financial Condition as of September 30, 1996 and the Consolidated Statements of Operations for the three months ended September 30, 1996 and 1995 and the Consolidated Statements of Cash Flows for the three months ended September 30, 1996 and 1995 are unaudited, but in the opinion of management reflect all adjustments (none of which was other than a normal recurring accrual) which are necessary to a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of the results to be expected for the entire year.

            Certain amounts reported in prior periods' financial statements have been reclassified to conform to classifications used for the period ended September 30, 1996.

(2) EARNINGS (LOSS) PER COMMON SHARE

            Earnings (loss) per share is computed on the basis of the weighted average number of common shares outstanding during the period plus common stock equivalents applicable to stock options. When dilutive, fully diluted earnings
(loss) per common share is derived as follows: Earnings (loss) available to common shareholders are increased by preferred dividends paid eliminated upon conversion of the preferred shares to common shares. This remainder is divided by the sum of the average number of common shares outstanding for the period plus the added common shares that would have been outstanding if: (a) all of the outstanding preferred shares had been converted into common shares at the beginning of the period and (b) all stock options granted that have economic value were exercised at the beginning of the period, and the related funds that would have been received by Suncoast upon such exercise were used to repurchase outstanding common shares.

(3) ASSESSMENT TO RECAPITALIZE THE SAVINGS ASSOCIATION INSURANCE FUND ("SAIF")

            On September 30, 1996, Congressional legislation was enacted to recapitalize the SAIF and to merge the fund into the Bank Insurance Fund ("BIF"). Both SAIF and BIF are administered by the Federal Deposit Insurance Corporation ("FDIC"). As a result of the legislation, Suncoast

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



has been assessed $2,317,000 which has been accrued as an expense at September 30, 1996 and will be paid on November 27, 1996.

(4) PENDING MERGER

            On July 15, 1996, Suncoast entered into a definitive agreement to be acquired by BankUnited Financiai Corporation ("BankUnited"). Under terms of the agreement one share of BankUnited Class A Common Stock will be issued for each share of Suncoast Common Stock. Each share of Suncoast Preferred Stock will be exchanged for a new issue of BankUnited Preferred Stock having substantially similar terms as the Suncoast Preferred Stock. The transaction has now been approved by stockholders of both Suncoast and BankUnited and has received all regulatory approvals. The merger is expected to be effective on November 15, 1996.

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